UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

	      	 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
	     PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
 		       THERETO FILED PURSUANT TO 13d-2(b)

                              Visteon Corporation
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                  92839U206
                                (CUSIP Number)

                                August 13, 2012
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 92839U206


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek I, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 47,216
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 47,216

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             47,216

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.09%

       12.   Type of Reporting Person

	     PN

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                               CUSIP No. 92839U206

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek II, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 634,163
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 634,163

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             634,163

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     1.20%

       12.   Type of Reporting Person

	     PN


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                               CUSIP No. 92839U206

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Overseas Master Fund, Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power:  1,797,008
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power:  1,797,008

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,797,008

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     3.41%

       12.   Type of Reporting Person

	     FI

                               CUSIP No. 92839U206

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek SRI Master Fund, Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 121,535
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 121,535

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             121,535

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.23%

       12.   Type of Reporting Person

	     FI


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                               CUSIP No. 92839U206

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Asia I, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 8,060
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 8,060

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             8,060

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.02%

       12.   Type of Reporting Person

	     PN

                               CUSIP No. 92839U206

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Asia II, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 110,994
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 110,994

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             110,994

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.21%

       12.   Type of Reporting Person

	     PN


                               CUSIP No. 92839U206

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Asia Master Fund, Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 214,124
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 214,124

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             214,124

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.41%

       12.   Type of Reporting Person

	     FI


          		       CUSIP No. 92839U206

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Advisors, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,933,100
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,933,100

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,933,100

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.57%

       12.   Type of Reporting Person

	     CO

                               CUSIP No. 92839U206


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Asset Management, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,933,100
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,933,100

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,933,100

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.57%

       12.   Type of Reporting Person

	     PN and IA

                               CUSIP No. 92839U206

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Jeffrey A. Altman

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,933,100
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,933,100

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,933,100

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.57%

       12.   Type of Reporting Person

	     IN

Item 1. (a)  Name of Issuer:

	     Visteon Corporation (the "Issuer")

        (b)  Address of Issuer's Principal Executive Offices:

	     One Village Center Drive
	     Van Buren Township, Michigan 48111

Item 2. (a)  Name of Person Filing:

	     This statement is filed by:

	     (i) Owl Creek I, L.P., a Delaware limited partnership ("Owl Creek I"), with respect to the shares of Common Stock directly owned by it;

	     (ii) Owl Creek II, L.P., a Delaware limited partnership ("Owl Creek II"), with respect to the shares of Common Stock directly owned by it;

	     (iii) Owl Creek Overseas Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek Overseas"), with respect to the shares of Common Stock directly owned by it;

   	     (iv) Owl Creek SRI Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek SRI"), with respect to the shares of Common Stock directly
	      owned by it;

 	     (v) Owl Creek Asia I, L.P., a Delaware limited partnership ("Owl Creek Asia I"), with respect to the shares of Common Stock directly owned by it;

 	     (vi) Owl Creek Asia II, L.P., a Delaware limited partnership ("Owl Creek Asia II"), with respect to the shares of Common Stock directly owned by it;

 	     (vii) Owl Creek Asia Master Fund, Ltd. an exempted company organized under the laws of the Cayman Islands ("Owl Creek Asia"), with respect to the shares of Common Stock directly owned by it;

 	     (viii) Owl Creek Advisors, LLC, a Delaware limited liability company, the general partner with respect to the shares of Common Stock directly owned by Owl Creek I, Owl Creek II, Owl Creek Asia I and Owl Creek Asia II and the manager with respect to the shares of Common Stock directly owned by Owl Creek Overseas, Owl Creek SRI and Owl Creek Asia (Owl Creek Advisors, LLC disclaims any direct ownership of the shares reported in this Schedule 13G); and

	     (ix) Owl Creek Asset Management, L.P., a Delaware limited partnership, the investment manager with respect to the shares of Common Stock directly owned by Owl Creek I, Owl Creek II, Owl Creek Overseas, Owl Creek SRI, Owl Creek Asia I, Owl Creek Asia II and Owl Creek Asia (Owl Creek Asset Management, L.P. disclaims any direct ownership of the shares reported in this
	     Schedule 13G); and

	     (x) Jeffrey A. Altman, with respect to shares of Common Stock owned by Owl Creek I, Owl Creek II, Owl Creek Overseas, Owl Creek SRI, Owl Creek Asia I, Owl Creek Asia II and Owl Creek Asia. Mr. Altman is the managing member of the general partner of Owl Creek Asset Management, L.P. and the managing member of Owl Creek Advisors, LLC. In these capacities, Mr. Altman may be deemed to control the Reporting Persons. However, Mr. Altman disclaims any direct ownership of the shares reported in this
	     Schedule 13G.

	     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." The Reporting Persons disaffirm the existence of a group. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

        (b)  Address of Principal Business Office or, if None, Residence:

             The address of the principal business office of each of the Reporting Persons is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

        (c)  Citizenship:

             Each of Owl Creek I, Owl Creek II, Owl Creek Asia I, Owl Creek
	     Asia II and Owl Creek Asset Management, L.P.is a limited partnership organized under the laws of the State of Delaware. Each of Owl Creek Overseas, Owl Creek SRI and Owl Creek Asia is an exempted company organized under the laws of the Cayman Islands. Owl Creek Advisors, LLC is a limited liability company organized under the laws of the State of Delaware. Mr. Altman is a United States citizen.

        (d)  Title of Class of Securities

             Common Stock, par value $0.01 per share (the "Common Stock")

        (e)  CUSIP Number: 92839U206

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act;

        (b) |_| Bank as defined in section 3(a)(6) of the Act;

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act;

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940;

        (e) |x| An investment adviser in accordance with Rule 13d-1
		(b) (1) (ii) (E);*

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

        (g) |_| A parent holding company or control person in accordance with Rule 13d- 1 (b) (1) (ii) (G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j) |_| A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

	(k) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(K).


	 *Owl Creek Asset Management, L.P. is registered as an investment adviser under the Investment Advisers Act of 1940.


Item 4. Ownership

	The percentages used herein and in the rest of Item 4 are calculated based upon the 52,684,731 shares Common Stock that are outstanding as of July 27, 2012 as reported by the Issuer in its Form 10-Q for the quarterly period ended June 30, 2012, filed on August 2, 2012.

         A. Owl Creek I, L.P.

		(a) Amount beneficially owned:  47,216
		(b) Percent of class:  0.09%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  47,216
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       47,216

	 B. Owl Creek II, L.P.

		(a) Amount beneficially owned:  634,163
		(b) Percent of class:  1.20%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  634,163
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       634,163

         C. Owl Creek Overseas Master Fund, Ltd.

		(a) Amount beneficially owned:  1,797,008
		(b) Percent of class:  3.41%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 1,797,008
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       1,797,008

	 D. Owl Creek SRI Master Fund, Ltd.

		(a) Amount beneficially owned:  121,535
		(b) Percent of class:  0.23%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  121,535
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       121,535

	 E. Owl Creek Asia I, L.P.

		(a) Amount beneficially owned:  8,060
		(b) Percent of class:  0.02%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  8,060
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       8,060

	 F. Owl Creek Asia II, L.P.

		(a) Amount beneficially owned:   110,994
		(b) Percent of class:  0.21%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  110,994
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       110,994

	 G. Owl Creek Asia Master Fund, Ltd.

		(a) Amount beneficially owned:  214,124
		(b) Percent of class:  0.41%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  214,124
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       214,124

	 H. Owl Creek Advisors, LLC

		(a) Amount beneficially owned:  2,933,100
		(b) Percent of class:  5.57%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 2,933,100
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       2,933,100

	 I. Owl Creek Asset Management, L.P.

		(a) Amount beneficially owned:  2,933,100
		(b) Percent of class:  5.57%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 2,933,100
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       2,933,100

	 J. Jeffrey A. Altman

		(a) Amount beneficially owned:  2,933,100
		(b) Percent of class:  5.57%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote: 2,933,100
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       2,933,100

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 22, 2012
                                      /s/ Jeffrey A. Altman

                                      --------------------------
                                      Jeffrey A. Altman, individually, and as
				      managing member of Owl Creek Advisors, LLC, for itself and as general partner of Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Asia I, L.P. and Owl Creek Asia II, L.P.
				      and as managing member of the general
				      partner of Owl Creek Asset Management, L.P., for itself and as investment manager to Owl Creek Overseas Master Fund, Ltd., Owl Creek SRI Master Fund, Ltd., and Owl Creek Asia Master Fund, Ltd.

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